EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (SEC File Nos.333-123401 and 333-115033), and on Form S-8 (SEC File Nos. 333-108672 and 333-108673) of VendingData Corporation of our report dated March 23, 2007, which appears on page F-2 of this annual report on Form 10-KSB for the year ended December 31, 2006.
/s/ Piercy Bowler Taylor & Kern
April 12, 2007